form 13G
reformat no
field AMMEND#
field STOCK_NAME
Pharmanetics Inc.
field CLASS
Common Stock
field CUSIP
71713J-10-7
field PAID
field P1
page
field CUSIP
71713J-10-7
field PAGE
2
field PAGE
6
field APP_NAME
Davenport & Company LLC
field SSN
54-1835842
field A
field B
X
field JF02
Virginia
field JF03
525430
field JF04
257465
field JF05
525430
field JF06
257465
field JF07
782895
field B
field JF09
10.2%
field JF10
BD, IA
page
page
field STOCK_NAME
Pharmanetics, Inc.
field STOCK_ADDRESS
5301 Departure Drive  Raleigh, NC 27616
field NAME_OF_PERSON
Davenport & Company LLC
field ADDRESS_OF_BUS
901 E. Cary Street, Suite 1100  Richmond, VA 23219
field CITIZEN
Virginia
field CLASS_OF_STOCK
Common Stock
field CUSIP
71713J-10-7
field BROKER
X
field BANK
field INSURANCE
field INVESTMENT
field BROKER
X
field BROKER
field PARENT
field GROUP
field BENEFICIALLY
782895
field PERCENT
10.2%
page
field SOLE
525430
field SHARED
257465
field SOLE_DISPOSE
525430
field SHARED_DISPOSE
257465
field CHECK
field DATE
July 19, 2000
field NAME
J. Lee Keiger, III
field TITLE
Senior VP, CFO
page
field JF01
ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


THE 782,895 SHARES REPORTED AS BEING HELD BY DAVENPORT & COMPANY LLC ARE HELD BY
 (1) TWENTY-FOUR INDIVIDUALS WHO ARE CUSTOMERS OF DAVENPORT & COMPANY LLC AND WHO HAVE GIVEN CERTAIN DISCRETIONARY AUTHORIZATIONS TO CERTAIN REGISTERED
REPRESENTATIVES OF DAVENPORT WITH RESPECT TO THE MANAGEMENT OF THEIR INVESTMENT ACCOUNTS IN THE ORDINARY COURSE OF BUSINESS, AND (2) ONE HUNDRED AND ELEVEN INDIVIDUALS WHO EITHER ARE REGISTERED REPRESENTATIVES OF DAVENPORT OR MEMBERS
OF THEIR FAMILY AS PART OF THEIR RESPECTIVE PERSONAL INVESTMENT PORTFOLIOS.
NONE OF SUCH INDIVIDUALS HOLDING COLLECTIVELY 5% OR MORE OF THE OUTSTANDING VOTING SECURITIES OF THE ISSUER IN QUESTION ARE ACTING IN CONCERT WITH RESPECT TO SUCH INVESTMENTS AND EACH HAS SPECIFICALLY DISCLAIMED BOTH BENEFICIAL OWNERSHIP IN ANY OF SUCH OTHER INDIVIDUAL'S SECURITIES AND THE EXISTENCE OF
A GROUP. DAVENPORT ALSO HAS SPECIFICALLY DISCLAIMED BOTH BENEFICIAL OWNERSHIP IN ANY OF SUCH INDIVIDUAL'S SECURITIES AND THE EXISTENCE OF A GROUP.